Exhibit 12.1

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
Healthcare Trust of America, Inc.

	Year Ended December 31, (1)
(Dollars in thousands)	2017	2016	2015	2014	2013
Earnings
Pretax income related to continuing operations before adjustments for income or loss from equity investees	$65,577	$47,345	$33,557	$45,994	$24,684
Fixed charges	90,171	64,860	60,419	59,124	53,865
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(1,661)	(1,433)	(626)	(623)	(423)
Earnings available for fixed charges	$154,087	$110,772	$93,350	$104,495	$78,126

Fixed charges
Interest expense	$82,159	$58,909	$54,978	$53,898	$48,615
Amortized premiums, discounts or capitalized expense related to indebtedness	4,216	3,104	3,128	3,591	3,801
Estimate of interest within rental expenses	3,796	2,847	2,313	1,635	1,449
Total fixed charges	$90,171	$64,860	$60,419	$59,124	$53,865

Ratio of earnings to fixed charges	1.71	1.71	1.55	1.77	1.45

(1) We restated the information for the year ended December 31, 2013 to conform to our 2014 presentation. The results of operations of the property that was previously classified as held for sale has been reclassified out of discontinued operations for the period ended 2013.

Healthcare Trust of America Holdings, LP

	Year Ended December 31, (1)
(Dollars in thousands)	2017	2016	2015	2014	2013
Earnings
Pretax income related to continuing operations before adjustments for income or loss from equity investees	$65,577	$47,345	$33,557	$45,994	$24,684
Fixed charges	90,171	64,860	60,419	59,124	53,865
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(123)	(118)	(112)	(133)	(51)
Earnings available for fixed charges	$155,625	$112,087	$93,864	$104,985	$78,498

Fixed charges
Interest expense	$82,159	$58,909	$54,978	$53,898	$48,615
Amortized premiums, discounts or capitalized expense related to indebtedness	4,216	3,104	3,128	3,591	3,801
Estimate of interest within rental expenses	3,796	2,847	2,313	1,635	1,449
Total fixed charges	$90,171	$64,860	$60,419	$59,124	$53,865

Ratio of earnings to fixed charges	1.73	1.73	1.55	1.78	1.46

(1) We restated the information for the year ended December 31, 2013 to conform to our 2014 presentation. The results of operations of the property that was previously classified as held for sale has been reclassified out of discontinued operations for the period ended 2013.